Exhibit 10.37

English Translation

Equity Transfer Agreement of Zhejiang Yuhui Solar Energy Source Co., Ltd.

Transferee: Renesola Ltd (hereinafter referred to as “Party A”)

Address: Craigmuir Chambers, Road Town, Tortola, British Virgin Islands

Legal representative: Li Xianshou

Title: Executive Director

Nationality: China

Transferor: Zhejiang Yuhuan Solar Energy Co., Ltd. (hereinafter referred to as “Party B”)

Address: Xingwen Road No. 88, Yaozhuang , Jiashan County

Legal representative: Li Xianshou

Title: Chairman

Nationality: China

In accordance with the “Company Law of the People’s Republic of China”, “Law of the People’s Republic of China on Sino-foreign Equity Joint Ventures” and “Provisions for the Alteration of Investors’ Equity Interests in Foreign-invested Enterprises”, Party A and Party B, abiding by the principle of equality and mutual benefit and through friendly negotiations, hereby enter into this Agreement with respect to Party B transferring its equity in Zhejiang Yuhui Solar Energy Source Co., Ltd. (hereinafter referred to as “the Company”) to Party A, on and subject to the terms and conditions as set forth below:

1. Transferred Equity and Transfer Price

Party B holds 75% equity in the Company and now transfers all its 75% equity in the Company to Party A at a transfer price of USD 2,133,000. Party A agrees to accept the transfer of the said equity at the said price.

2. Term and Method of Payment

Party A shall pay the said equity transfer price in USD spot exchange to the bank account designated by Party B within three months from the date when this Agreement is approved by the original examination and approval authority and industrial and commercial change registration is handled, namely a new business license is issued to the Company. If Party A fails to make such payment on time for whatever reason, Party A and Party B shall timely handle the procedures for a delayed payment up to three months with the original examination and approval authority.

3. Rights and Obligations of the Transferor and the Transferee

All Party B’s rights and obligations in Zhejiang Yuhui Solar Energy Source Co., Ltd. shall be enjoyed and assumed by the Transferee (Party A) upon the effective date of this Agreement. The former claims and liabilities of the Company shall be succeeded by the Company after equity transfer.

4. Applicable Law and Dispute Resolution

This Agreement shall governed by the laws of the People’s Republic of China. Any dispute arising in connection with this Agreement shall be first resolved by both parties through consultation. In case no resolution can be reached through consultation, such dispute may be referred to Hong Kong International Arbitration Center (“HKIAC”) for arbitration in Hong Kong in accordance with its applicable arbitration rules.

5. Alteration and Termination

No alteration of this Agreement may be of any effect or force except with a written instrument signed by Party A and Party B and with the approval of the original examination and approval authority. If either party materially breaches this Agreement, the other party shall be entitled to terminate this Agreement upon approval of the original examination and approval authority.

6. Effectiveness

This Agreement shall be signed and sealed by both parties and approved by the original examination and approval authority and become effective upon the issuance date of the revised certificate of approval of foreign-invested.

7. Signing Place and Date

This Agreement is signed in Jiashan County, Jiaxing City, Zhejiang Province, China on April 20, 2006.

8. Miscellaneous

This Agreement is executed in five copies, one for each party hereto, one for Zhejiang Yuhui Solar Energy Source Co., Ltd., one for examination and approval authority and one for registration authority.

Party A: Renesola Ltd

Legal representative (signature): /s/

Date: April 20, 2006

Party B: Zhejiang Yuhuan Solar Energy Co., Ltd.

Legal representative (signature): /s/

Date: April 20, 2006